EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNT

We here by consent to the incorporation of our report dated March 9, 2007 relating to the financial statements of Moixa III, Inc. in the Registration Statement on Form SB-2A dated September 13, 2007 and Prospectus, and to the reference to our firm as ‘Experts in Accounting’.

/s/ Traci Anderson
Traci J. Anderson
Huntersville, North Carolina
September 13, 2007